CROWLEY MANAGEMENT SUBCONTRACT (Temporary)


       THIS CROWLEY MANAGEMENT SUBCONTRACT (hereinafter called "Agreement"), dated as of October 16, 1998, is made and entered into by and between. CROWLEY CORRECTIONAL SERVICES L.L.C., a Delaware limited liability company ("CCSL"), with its principal offices in Edmond, Oklahoma; and CORRECTIONAL SERVICES CORPORATION (the "CSC"), a Delaware corporation, with its principal offices in Sarasota, Florida. This Agreement is applicable to CCSL and CSC and their successors in interests.

       WHEREAS, Crowley County, Colorado (the "County") created and established a correctional detention facility to initially house up to 1,200 adult male medium-security inmates to be known as the Crowley County Correctional Facility (the "Facility"); and

       WHEREAS, the County designated and appointed Dominion Management-Colorado, Inc. ("DMC") as the private prison contractor to design, construct, equip, manage, maintain and operate the Facility under the terms of an Intergovernmental and Private Prison Contractor Agreement dated as of October 24, 1997 (as the same may be amended, modified, supplemented or restated from time to time the "Intergovernmental Agreement"), between the County and DMC. DMC, with the consent of the County, assigned its rights under the Intergovernmental Agreement to Dominion Venture Group, L.L.C., a Delaware limited liability company ("DVG"), to further assign and/or lease its interest in the Facility and the Agreement to another subsidiary or other subsidiaries, including but not limited to, Crowley Correctional Properties, L.L.C., a Delaware limited liability company ("CCPL") and/or CCSL; and

       WHEREAS, DVG assigned its interest in the Facility and the Intergovernmental Agreement to CCPL pursuant to the terms of an Assumption and Assignment Agreement dated as of August 28, 1998, and CCPL has subleased the Facility pursuant to the terms of a Lease dated as of August 28, 1998 and CCSL has assumed and agreed to perform all of CCSL's obligations under the Intergovernmental Agreement.

       WHEREAS, CCSL desires to engage CSC to manage the Facility for the benefit of CCSL and CSC desires to accept such engagement, all in accordance with the terms and conditions of this Agreement as hereinafter set forth; WHEREAS, CSC has represented to CCSL it has resources to perform its duties competently hereunder, including but not limited to employees, subcontractors, associates and affiliates, with correctional facilities, and administrative operations, all normally associated with the operations and maintenance of a correctional detention facility; and

       NOW THEREFORE, in consideration for the mutual covenants herein contained the parties hereby agree as follows:

                                    ARTICLE I
                                   Definitions
                                   -----------

       In addition to those terms defined in the preamble, the following terms contained within this Agreement shall have the meanings hereinafter defined by this Article I:

       ACA. The term "ACA" means the American Corrections Association (or its successors).

       ACA Standards. The term "ACA Standards" means the standards established and amended from time to time by ACA for medium security adult correctional facilities.

       Base Per Diem Rate. The term "Base Per Diem Rate" means a rate of $31.50 compensation to be paid by CCSL to CSC per Inmate Day for correctional services to be performed by CSC under this Agreement. The sum of One Dollar ($1.00) of said compensation shall be considered as a payment by CCSL to CSC for Start-Up Expenses.

       Book Value. The term "Book Value" means the lesser of: 1) the actual cost of the assets or capitalized intangible expenses less amortization over a period of five (5) years using the straight line method, or 2) the actual cost of the assets or capitalized intangible expenses less an amount equal to the sum of all payments made to CSC which have been considered a payment to CSC for Start-Up Expenses from the Base Per Diem Rate. Amortization shall commence on the Service Commencement Date.

       Business Day. The term "Business Day" shall mean weekdays, except weekdays, which are officially designated as holidays by the United States Government.

       Colorado DOC. The term "Colorado DOC" means the State of Colorado Department of Corrections and its successors under the Inmate Contract.

       Effective Date. The term "Effective Date" shall mean the date in Article II, Section 2.2.

       Initial Term. The term "Initial Term" shall mean the five (5) year period of time commencing on the Service Commencement Date.

       Inmate. The term "Inmate" shall mean those prisoners charged or convicted of violations of law and duly contracted from municipal or governmental authorities assigned to the care, custody and control of the Facility.

       Inmate Contract. The term "Inmate Contract" means a contract between CCSL and/or the County and a Jurisdiction, including the Colorado DOC, which describes the rights and obligations of the parties relative to the housing and care of inmates at the Facility.

       Inmate Day. The term "Inmate Day" means each day an Inmate is assigned to the Facility, including the day of delivery, but excluding the day such Inmate is retaken by the Inmate's Jurisdiction, for which the delivering Jurisdiction is contractually obligated to pay a per diem rate to or on account of CCSL for correctional services performed under the applicable Inmate Contract. The definition of inmate day contained in the applicable Jurisdiction contract shall control if there is a conflict.

       Inventory. The term "Inventory" means the consumable goods purchased by CSC which will be consumed by CSC in performing its duties under this Agreement such as food, inmate clothing, bedding, towels, kitchen and lavatory supplies, and building maintenance supplies.

       Jurisdiction. The term "Jurisdiction" means any governmental entity that has sentenced the Inmate to a prison term and contracted with CCSL and/or the County for the Inmate's housing and care in the Facility.

       Reimbursable Expenses. The term "Reimbursable Expenses" means those expenses incurred by CSC for funeral, transportation, hospital, surgical, ambulance, x-ray, medicine and other expenses of a similar nature for Inmates which the Jurisdiction has agreed to pay pursuant to an Inmate Contract which are paid in addition to the per diem amount for such Inmates.

       Renewal Term. The term "Renewal Term" means the one (1) year period commencing on the day following the last day of the Initial Term or a preceding Renewal Term.

       Senior Management. The term "Senior Management" means those employees of CSC assigned to the Facility to act as warden, assistant or deputy wardens, chaplain and the maintenance supervisor for the Facility.

       Service Commencement Date. The term "Service Commencement Date" shall mean the first day on which Inmates are received at the Facility.

       Start-Up Expenses. The term "Start-Up Expenses" shall mean those tangible and intangible costs incurred by CSC in purchasing the equipment described in ATTACHMENT 4 to this Agreement equipping the Facility and the labor costs, costs of providing and developing the various procedures and policies manuals and other such related costs associated with the opening and start-up of the Facility prior to the Service Commencement Date to include training expenses.

       State. The State of Colorado.

       Phase In Operating Losses. The term "Phase In Operating Losses" shall mean losses incurred in the operation of the Facility after the Service Commencement Date over the following 120 days of initial operations. Such losses shall be determined as net losses (if any) of all revenues received during this period from the operations of the Facility. This does not consider any Start-Up Expenses or equipment to be acquired by CSC pursuant to Section 7.2 hereof or inventory to acquired by CSC in operating the Facility.

                                   ARTICLE II
                            Term and Relationship
                            ---------------------

Section 2.1. Appointment and Term. CCSL hereby appoints CSC as the exclusive manager and operator of the Facility. CSC hereby accepts appointment as the exclusive manager and operator of the Facility. The term of this appointment is for the Initial Term and CCSL shall have the option to extend the term of this Agreement for an unlimited number of successive Renewal Terms.

Section 2.2. Effective Date. The Effective Date of this Agreement shall be the date first appearing as the date that this Agreement is entered into.

Section 2.3. Termination. CSC or CCSL shall terminate this Agreement on
December 1, 1998, unless extended by the mutual agreement of the parties hereto.

Section 2.4. Independent Contractor Status. CSC in the performance of its duties under this Agreement shall occupy the position of an independent contractor with respect to CCSL. Nothing contained herein shall be construed as making the parties hereto partners or joint venturers, nor, except as expressly provided herein, construed as making CSC an agent or employee of CCSL. Accordingly, CSC acknowledges and agrees that it shall not be entitled or eligible to participate in any rights or privileges given or extended by CCSL or its affiliates to its or their employees and shall be responsible for all employee payroll tax, withholding, insurance and other payments and filing required as a result of the performance of its obligations pursuant to this Agreement.

Section 2.5. Duty of Care; Licensing. CSC shall perform the operation and management of the Facility and the performance of its obligations pursuant to this Agreement in conformance with all applicable permits, approvals, laws, rules and regulations in respect of CSC and the Facility. CSC shall at all times operate and manage the Facility in good faith and with no less care and effort than is customary in the industry for similar facilities. CSC shall obtain and maintain in full force and effect during the term hereof all applicable licenses, permits and approvals to fully perform its services and functions hereunder. CSC shall promptly notify CCSL should any such license, permit or approval be terminated, suspended or threatened in any material respect. In no event shall CSC be responsible for licensing or permitting of the Facility to permit it to be occupied, e.g. occupancy permit, fire marshal's approval or other construction licensing, etc.

                                 ARTICLE III

                                Duties of CSC

Section 3.1. Schedule for Opening. CSC shall timely perform the tasks which are necessary to achieve an efficient and timely opening of the Facility meeting the needs of the Jurisdictions and CCSL. CSC agrees to provide CCSL information on the status and stages of completion of each task at reasonable times and places.

Section 3.2. Funding of Start-Up Costs and Working Capital. CSC shall provide the monies to be used to fund the purchase of the assets and equipment described in ATTACHMENT 4 hereto in the approximate amount of $1,000,000 and to pay other Start-Up Expenses, working capital and inventory necessary to operate the Facility.

Section 3.3. Duty to Perform Agreements. CSC acknowledges that it is acting as a subcontractor of CCSL and has received a copy of the Intergovernmental Agreement. CSC will perform its duties as a subcontractor in such consistent with the terms of said agreements, as if CSC were a party to said agreement. CSC agrees to strictly comply with the terms of and said Inmate Contracts shall be incorporated by reference into this Agreement. (all without limitation on the duties of CSC set forth in this Agreement). CSC shall provide all insurance required by the Intergovernmental Agreement and Inmate Contracts. If any provision of an Inmate Contract contradicts the provisions of this Agreement, CSC may seek, and CCSL shall use reasonable efforts to provide, written clarification of CSC's duties hereunder in the event of such conflict or CSC and CCSL shall amend this Agreement to avoid such conflict.

Section 3.4. Indemnification. CSC agrees to be responsible for, defend and hold harmless CCSL, CCPL, the County, the Commissioners of the County, the Jurisdiction, successors and assigns of each indemnified party and their respective members, directors, shareholders, officers, agents and employees and their contractors from all proceedings, claims, suits or actions including, without limitation, no fault liability (if any) of any nature arising during the term of this Agreement out of the acts, omissions, negligence, willful misconduct or other breach of the terms hereof by CSC, its officers, contractors, subcontractors, agents or employees and all costs, expenses and fees (including, without limitation, attorneys fees and expenses) resulting therefrom or relating thereto. CCSL agrees to be responsible to defend and hold harmless CSC, successors and assigns of each indemnified party and their respective directors, shareholders, its officers, agents and employees from all proceedings, claims, suits or actions, including, without limitation, no fault liability (if any) of any nature arising out of the acts or material omissions, negligence, willful misconduct or other material breach of the terms hereof by CCSL, its directors, shareholders, officers, subcontractors, agents (excluding
CSC) or employees under this Agreement. CSC's indemnity shall include without limitation payment for any fees and expenses incurred by any indemnified party arising from lawsuits or other actions or proceedings by inmates in custody at the Facility.

The provisions of this Section 3.4 relating to indemnities shall survive the termination of this Agreement for any reason.

Section 3.5. Maintaining Insurance. Without limiting CSC's indemnification, it is agreed that CSC shall purchase at its own expense and maintain in force at all times during the performance of services under this Agreement the designated policies satisfying the requirements of Section 2.6 of the Intergovernmental Agreement and the following subparagraphs (a) through (i) all for the benefit of CCSL and the Additional Insureds (as defined below). Where specific limits are shown, it is understood that they shall be the minimum acceptable limits. If CSC's policy contains higher limits, CCSL and the Jurisdiction, shall be entitled to coverage to the extent of such higher limits. Certificates of Insurance must be furnished by CSC to CCSL and each indemnified party named in
Section 3.4 above prior to the Service Completion Date and must provide for a 30 day prior notice of cancellation, non-renewal or material change.

     (a) Property Insurance. CSC shall provide fire and extended coverage insurance on the Facility, including protection against loss or damage by other risks now embraced by the so-called all-risk coverage endorsement, including, without limitation, loss by fire, explosion, theft, windstorm, flood and other risks casualties under an "all risk" insurance policy, in an amount equal to the replacement value, as new, of the Facility, including all fixtures and personal property used at the Facility, but in any event in an amount not less than $34,000,000. It shall be subject to a reasonable deductible not to exceed $ 25,000 (including riot and earthquake). Such insurance shall also insure CCSL against the interruption of business relating to the Facility in such amount as will provide sufficient moneys to pay operating expenses and the mortgaged indebtedness of the Facility for a period of 12 months in sum of $7,000,000 (with a deductible of not more than thirty (30) days).

     (b) Workers' Compensation Insurance. CSC shall provide and maintain in force statutory workers' compensation insurance coverage for all employees of' CSC engaged in work under this Agreement. Coverage must extend to include all departments in which employees are engaging in work and employer's liability protection not less than $500,000 per person, $500,000 per occurrence. The Policy must be endorsed to waive rights of subrogation against CCSL, CCPL, the County, the Commissioners of the County, Warden, and their respective employees, members, shareholders, officers, directors, agents and other representatives, and their successors and assigns (collectively, the "Additional Insureds") and the Jurisdiction and name CCSL as an "alternate employer."

     (c) Comprehensive (Commercial) General Liability Insurance. CSC will provide and maintain in force comprehensive (commercial) general liability insurance, with coverage limits not less than $5,000,000 combined single limit per occurrence and annual aggregates (but not less than $20,000,000) where generally applicable and shall include premise operations, independent contractors, products, completed operations, broad form property damage, contractual liability coverage for indemnification clause in Section 3.4 and personal injury endorsements. It shall be subject to a reasonable deductible or coinsurance in an amount not to exceed $50,000. This insurance shall contain a "cross liability" or "severability of interest" clause or endorsement and CSC, CCSL, CCPL the County, the Commissioners of the County, Warden and the Additional Insureds shall be included as additional insureds. This insurance shall be considered primary of any other insurance carried by the Additional Insureds through self insurance or otherwise.

     (d) Comprehensive Automobile Liability Insurance. CSC shall provide and maintain in force comprehensive automobile liability insurance covering all owned, hired and non-owned vehicles with coverage limits not less than $1,000,000 combined single limit per occurrence and annual aggregate. This insurance shall contain a "cross liability" or "severability of interest" clause or endorsement and Additional Insureds shall be included as additional insureds. This insurance shall be considered primary of any other insurance carried by Jurisdiction and/or CCSL through self insurance or otherwise. Any transportation contractor engaged by CSC shall be subject to the same insurance requirement.

     (e) Professional Liability Insurance. CSC will provide and maintain in force professional liability insurance or a comparable policy form providing jail keepers' legal liability insurance coverage for errors, omissions or wrongful acts of CSC, agents, employees, contractors, subcontractors or anyone directly or indirectly employed by them in the performance of services of this Agreement with limits not less than $5,000,000 combined single limit per occurrence and annual aggregate limit. It shall be subject to a reasonable deductible or coinsurance in an amount not to exceed $50,000. This insurance shall contain a "cross liability" or "severability of interest" clause or endorsement and the Additional Insureds shall be included as additional insureds.

     (f) Umbrella Liability Insurance. CSC will provide and maintain in force an umbrella liability insurance coverage for with limits not less than $35,000,000 combined single limit per occurrence and annual aggregate limit. This insurance shall contain a "cross liability" or "severability of interest" clause or endorsement and the Additional Insureds shall be included as additional insureds.

     (g) Additional Coverage. CSC is responsible for obtaining any insurance required by the State where the Facility is located to cover inmate work related injury, disability, or death.

     (h) Fidelity Bond. CSC shall maintain a service provider fidelity and theft bond for Inmate property including money held in trust for Inmates while in the care, custody and control of' the CSC, its employees, contractors, subcontractors or agents. Coverage limits shall not be less than $25,000.

     (i) Claims Made Coverage. If any of the required insurance is arranged on a "claims made" basis, "tail" coverage shall be required at the completion of this Agreement for a duration of 24 months. CSC will be responsible for furnishing certification of "tail" coverage as described or continuous "claims made" liability coverage for 24 months following Agreement completion. Continuous "claims made" coverage will be acceptable in lieu of "tail" coverage, provided its retroactive date is on or before the effective date of this Agreement.

     (k) Additional Insured. The liability insurance coverage required for performance of this Agreement shall include the Additional Insureds but only with respect to CSC's activities to be performed under this Agreement.

     (1) Cancellation. There shall he no cancellation, material change, potential exhaustion of aggregate limits or intent to not renew insurance coverages without thirty (30) days written notice from CSC or its insurers to CCSL. Any failure to comply with the reporting provision of this insurance, except for the potential exhaustion of aggregate limits, shall not affect the coverages provided to the Additional Insureds.

Section 3.6. Inmate Incarceration Services. It shall be the responsibility of CSC to confine and supervise all Inmates assigned to the Facility and to provide safe and humane care and treatment, in accordance with ACA Standards, including the furnishing of subsistence, routine and emergency medical care, training and treatment programs, compliance with sentences and orders of the committing Jurisdiction(s), access to legal process and compliance with all applicable laws and agreements.

     (a) Food Service. Food service operations will be performed by CSC employees or a combination of CSC staff and contractor employees. All staff, Inmates and contractor employees will undergo medical testing prior to initially reporting for food service duty assignments and will be examined regularly to assure that health. Menus will approved by a registered dietitian using a minimum cycle of 21 days and will provide for a minimum of daily calories to meet or exceed ACA Standards and State regulations. All health regulations of the State will be followed and the results of all inspections will be promptly provided to CCSL. Special meals will be provided for Inmates when prescribed by a physician or when religious beliefs require adherence to special diets. Food shall not be withheld nor the standard menu varied as a disciplinary sanction.

     (b) Health Care. Health care operations may be delivered by

CSC employees, contractor employees or a combination of CSC staff and contractor employees. All medical, mental health and dental care personnel providing services to Inmates will be appropriately licensed and/or certified under the laws of the State and all medical services will be delivered in accordance with ACA Standards and State regulations. All correctional officers will receive training in CPR. The Facility infirmary will be staffed 24 hours a day, seven days a week, and all Inmates will have access to emergency medical, mental health and dental care on that schedule. In the event that any Jurisdiction requires a copayment plan for Inmate treatment, CSC will participate in said plan as instructed by the Jurisdiction. CSC will cause a pharmacy to be maintained in the infirmary under the supervision and control of a doctor or pharmacist stocked with frequently used over-the-counter medications and frequently prescribed pharmaceuticals. CSC will provide for emergency and non-emergency transportation for Inmate health care services outside of the Facility as required. CSC will be responsible for all costs associated with on-site health care and medication, and the Jurisdiction will be responsible for payment or reimbursement of "approved" off-site health care. ("Approved" by the Sentencing Jurisdiction as is required in the Colorado Department of Corrections contract with CCSL.)

     (c) Inmate Programs and Case Management. CSC will develop and deliver Inmate programs as appropriate to the needs of the Inmate population and to the objectives of the Jurisdiction. The minimum level of program staffing shall be as provided in ATTACHMENT 1.

     The educational qualifications, training and certification of all program staff members will satisfy the standards of the ACA and the Jurisdiction. Academic and vocational instructors may be either CSC employees and/or contract employees. All other programs staff members will be CSC employees or subcontractors of CSC.

     (d) Inmate Work Program. CSC will develop and implement a comprehensive work program for Inmates. The program's objective will be to provide maximum opportunity for Inmates to be engaged in constructive activities for as many hours each day as possible, considering mandatory Facility schedules. A CSC Proposed Inmate Work Program, including academic, vocational, janitorial and maintenance details, recreation and counseling, is attached to this Agreement as ATTACHMENT 5.

     (e) Religion. CSC will employ a full-time certified chaplain to develop and conduct a comprehensive religious program with representation from a variety of denominations and faiths. The program will be open to all Inmates who wish to participate and no preference will be given to the activity of any one denomination, sect or faith over another. CSC undertakes to seek participation of local churches and nonprofit organizations near the Facility. These religious and rehabilitative programs will be instituted and continuously encouraged by CSC that will allow the local community to have a sense of mission to meet the inmates' religious needs. It is understood and recognized that improving and changing lives is the focus of these cooperative programs. CSC will be actively involved in the support and utilization of local applications and broader nationally recognized programs of similar application.

     (f) Transportation. CSC will be responsible, at its own cost and expense, for all local transportation of Inmates assigned to the Facility from the point of delivery of such Inmate to the care, custody and control of CSC and the Facility in accordance with the Inmate Contract or as directed by the Jurisdiction delivering such inmate to the Facility. CSC's responsibility begins once the Inmate is accepted by CSC.

     (g) Inmate Records Management. CSC will adapt its reporting systems for basic compatibility with systems used by those Jurisdictions whose Inmates occupy the Facility.

     (h) Inmate Pay. CSC shall, at its cost and expense, contribute $1.00 per day per Colorado Inmate housed in the Facility into a "special trust account" for the benefit of the Inmates. These funds shall be utilized as directed by the Colorado DOC to compensate Colorado Inmates assigned to the Facility. CSC shall account monthly and annually to CCSL on the activities of this account and its balances. To the extent that inmates from states other than Colorado are housed at the Facility, CSC shall contribute such amount per day into trust accounts for payment of inmate wages as required by the Jurisdiction, but in no event shall the amount contributed by CSC exceed $1.00 per inmate day. At the end each year of operation, CSC shall make its annual accounting in a manner requested by CCSL. The reserves of this account (meaning any funds existing in the special trust account for the Inmates less all payables to be made from the account based upon its records on the anniversary date of commencement of operations - "closing date") shall be utilized for the exclusive benefit of the Inmates as determined by CSC. Depending upon the composition of the inmate population of the Facility from more than one jurisdiction, this amount may vary from jurisdiction to jurisdiction requiring an adjustment to modify this Agreement with separate accounting for each jurisdiction.

Section 3.7. Facility Administration. CSC shall have authority to fully and completely manage the operation of the Facility and to select, hire, train, supervise and discharge all of CSC's employees assigned to the Facility. CSC shall enter into all agreements and understandings for operations of the Facility under its own corporate identity, unless otherwise specified within this Agreement. CSC shall prepare Policies and Procedures Manuals covering the operation of all elements of the Facility and shall provide same to CCSL for approval not later than 30 (90) days after the expected Service Commencement Date of the Facility. Any applicable license to use these materials at the Facility shall be obtained in accordance with Section 3.15 hereof. These manuals will constitute a comprehensive reference for all actions associated with the Facility and shall incorporate, but shall not be limited to, the following terms and conditions:

     (a) Personnel Hiring and Qualifications. CSC shall employ a fully trained and uniformly dressed staff to provide 24-hour per day, seven days per week correctional services for the Facility. Prior to their employment, applicants will undergo background investigations to include educational, criminal and employment history to help assure that their personal conduct or history will not jeopardize security of operations or discredit the Facility, CSC or CCSL. CSC will obtain a criminal record check and drug test for all employees at the Facility. CSC undertakes to provide employees and personnel to meet the requirements of an Inmate's Jurisdiction including all testing and evaluation as that Jurisdiction may require. All persons found to have a prior felony conviction or who are under active supervision resulting from a misdemeanor conviction will be denied employment at the Facility, unless mutually agreed otherwise. Drug abuse will not be tolerated. A minimum of ten (10) correctional officers and security supervisors employed at the opening of the Facility shall each have a minimum of one (1) year of verified, previous correctional experience in a secured prison environment. Section 3.7. hereof notwithstanding, CCSL reserves the right to approve or reject the warden, maintenance supervisor, chaplain and successor wardens, maintenance supervisors and chaplains of the Facility, which approval shall not be unreasonably withheld. The authority and responsibility for the compensation, supervision and discharge of any Facility warden will be vested solely with CSC.

     (b) Staffing Plan and Strength. CSC will staff the Facility in accordance with the Staffing Plan attached hereto as ATTACHMENT 1. Proposed changes to the Staffing Plan will be submitted to CCSL for approval prior to implementation. Commencing on the date that the Facility first achieves 95 percent occupancy (based upon 1,200 beds) and continuing through the balance of the term hereof, the total full-time equivalent active staff shall be not less than 94 percent with a quarterly average of 96 percent of full-time equivalency or more of CSC employees and/or contract employees; provided however, that to the extent occupancy of the Facility shall be less than 95 percent for a period greater than 30 consecutive days, CSC may reduce its active workforce on a pro rate basis, yet maintaining operating effectiveness, until such time that 95 percent occupancy shall have been restored. Notwithstanding that during any period in which CSC's workforce may be reduced as a result of vacant bed space, all other terms and provisions of this Agreement and of the approved Policies and Procedures for the Facility shall remain in full force and effect, including those affecting the integrity of the Facility's security and delivery of required Inmate programs and services. Further, it is agreed and undertaken by CSC that CSC will backfill vacancies of Senior Management within no more than ten (10) days with temporary personnel and within sixty (60) days shall have a permanent replacement for that position. CCSL will approve or reject a candidate for Senior Management within two working days from the time the name and resume and/or employment application is submitted by CSC to CCSL.

     (c) Staff Training. CSC will provide a comprehensive, on-going training program for all Facility employees that complies with ACA Standards and State standards. All new clerical support employees who will have minimal contact with Inmates will complete a 40 hour orientation course during the first year of employment, 24 hours of which will be completed prior to assignment. Support employees who will have regular contact with Inmates will undergo 80 hours of training during the first year of employment, 40 of which will be completed prior to contact with Inmates. Correctional officers with no previous training will complete 160 hours of pre-service training during the start-up and a total of 200 hours of total training during the first year of employment. Correctional officers hired after Start-Up who have no previous corrections training will complete 80 hours of pre-service training and 80 hours of on-the-job training within the first 180 days of employment, and a total of 200 hours of total training during the first year of employment. The daily schedule of CSC's pre-service training program- for correctional officers is attached hereto as ATTACHMENT
2. All personnel authorized to use firearms or deadly force will complete firearms training as required by the State prior to assignment to any position involving the potential use of firearms. All persons assigned to the Facility's Special Operations Response Team (SORT) will successfully complete a pre-service training program that is similar to that provided team members in public institutions operated by the State. The Facility
SORT team will have a planned component of 20 officers and at no time during the term hereof shall the number of properly trained SORT team members actively employed at the Facility be fewer than 12. All staff training conducted will be thoroughly documented and maintained in personnel files and in separate training files. These files will be open for periodic inspection by CCSL. Without limiting the foregoing, CSC shall either provide, or cause its personnel or contractors to provide, training programs prior to the opening of the Facility, during the term hereof, as well as upon the hiring of any new agent, contractor or employee to work at the Facility, which will, in each case, be designed to train each such individual to meet the ACA Standards applicable to him or her. CSC shall report to CCSL in writing each time any program is offered under this Agreement and

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describe the goals and results thereof in such manner as CCSL may reasonably request.

     (d) Emergency Response Plans. Thirty (30) days prior to the expected Service Commencement Date, CSC will deliver to CCSL an Emergency Response Plan for the marshaling of resources to quickly and appropriately respond to any crisis that might arise in the operation of the Facility. Procedures and plans will be developed in coordination with local and area fire departments, law enforcement agencies and the State Department of Corrections, and will be provided to all parties in written form to assure clear understandings. The plan will include procedures to deal with fire, bomb threats, escape, hostage situations, riots, medical epidemics and natural disasters. It will also provide for the notification and reporting of escapes to residents within an appropriate radius of the Facility, and to CCSL.

     (e) Accreditation. CSC shall use its best efforts to secure accreditation of the Facility from the ACA within eighteen (18) months of the Service Commencement Date. If in the event the Facility shall have been inspected by ACA within eighteen (18) months of the Service Commencement Date, but accreditation shall have been withheld for reasons other than issues of design or construction, CSC shall be in default under this Agreement and shall have six (6) months to cure said default by achieving ACA accreditation. Failure to achieve ACA accreditation within twenty-four
(24) months of the Service Commencement Date shall constitute grounds for default termination tinder this Agreement.

     (f) Scheduled Meetings. Commencing approximately ninety (90) days prior to the expected Service Commencement Date and continuing during the term hereof monthly meetings arranged by CSC will be scheduled at the Facility available for attendance by representatives of CCSL, representatives of the host government, the Facility warden, an operations executive of CSC from its national or regional office, the Jurisdiction's monitor, if any, and by other parties with appropriate business for discussion. Regular topics will include Inmate population count, Inmate departures by reason, disturbances and incidences, results of fire and health inspections, program statistics, medical care, food service, physical plant, personnel vacancies, client concerns, community concerns and Inmate litigation. After the initial year of operations CSC's executive will attend such monthly meeting no less than quarterly (4 times per year).

     (g) Records Keeping. CSC shall develop a system of financial accounting and inmate tracking for the Facility which shall be completed at least sixty (60) days prior to the Service Commencement Date. Records and reports shall be maintained that comply with all applicable Inmate Contracts and reasonable requirements to be determined by

CCSL, and shall include, without limitation, files and reports documenting Inmates' activities, adjustment, participation, discipline and any other relevant information or significant events while in custody at the Facility. Records which document compliance with this Agreement and Inmate Contracts shall be maintained for five (5) years and the originals to such documents shall not be destroyed or discarded by CSC without giving CCSL at least 30 days notice of its intentions to destroy or discard such documents. All documents referred to in this subparagraph shall be available for inspection and copy by CCSL for a period of five (5) years. The obligations contained in this subparagraph survives the termination of this Agreement. As additional Jurisdictions add Inmates to the Facility's population, CSC will utilize its best efforts to accommodate the systems of the added Jurisdiction(s) within the existing systems as established with the Colorado Department of Correction for its Inmates.

Section 3.8. CSC Agreements. CSC has no authority to create any monetary or contractual obligation for CCSL without the prior express written consent of CCSL.

Section 3.9. Regulations and Permits. CSC shall do all things necessary to maintain in full force and effect, for the benefit of the Facility and CCSL, all licenses and permits required for operations of the Facility.

Section 3.10. Restrictions. Notwithstanding anything to the contrary set forth herein, CSC shall not be required to do, or cause to be done, anything for CCSL or for the operation of the Facility which:

     (a) may make CSC liable to third parties other than in the normal course of business; or

     (b) may, under any applicable law, constitute an impermissible delegation of CCSL duties and responsibilities including sale of assets or actions which may result in a change in the primary business of CCSL; or

     (c ) may not be commenced, undertaken, or completed because of acts of God, strikes, war, or events reasonably determined both to be beyond CSC's control and without fault of CSC; or

     (d) may cause a lien to be filed against CCSL or the Facility or any of the equipment or fixtures located in the Facility.

Section 3. 11. Information Releases. CSC shall not release for publication any information written or oral that mentions or involves the Facility, the County, CCPL or CCSL or any of its affiliates or personnel without CCSL's prior written consent; except as follows:

     (a) news releases during emergency circumstances in accordance with the Policies and Procedures of' CSC for the Facility; and

     (b) disclosures required to be made by governmental regulatory agencies to include the Securities and Exchange Commission (to include rising of the Facility in 10-Qs and 10-Ks) or other obligation or requirement to CSC's shareholders.

     CCSL shall be consulted as to potential news release concerning the Facility, except as provided in subparagraph (a) above. Only in extraordinary circumstances it will be necessary to make immediate responses to new media concerning the Facility or its operations. It is agreed that in such releases the specifics of operations as to numbers of inmates or other data relating to operations will not be released. CCSL will not release information concerning operations of the Facility which would be in violation of applicable law and Jurisdiction's rules and regulations. Both CSC and CCSL will make reasonable accommodations to each party's requirements for publicity and information released concerning the Facility and its operations.

Section 3.12. Telephone Systems. The special telephone equipment described in ATTACHMENT 3 used by Inmates will be purchased, installed, maintained, owned and operated by CSC and will be the sole telephone system in the Facility for Inmate access. The security and monitoring of the Inmate telephone system shall be the responsibility of CSC. CSC shall receive all fees charged to the Inmate population for the use of this telephone system. CSC shall provide telephone and other communications as required for the use and benefit of the Jurisdiction(s) and/or CCSL at the Facility.

     The telephone system described in ATTACHMENT 4 routinely used by employees of CSC to operate the Facility will be purchased and maintained by CSC.

Section 3.13. Relationship with Jurisdiction(s). CSC shall cooperate with CCSL in CCSL's marketing efforts for occupancy of the Facility. Jurisdictions will be treated as valued clients by CSC and CCSL. CSC shall recognize Jurisdictions as clients of CCSL and shall not attempt to intervene in that relationship or to create any atmosphere that would be detrimental to an ongoing business relationship between CCSL and the Jurisdiction that would negatively impact the population of Inmates from a Jurisdiction at the Facility. It is recognized that from time to time common relationships will exist between CCSL and CSC with certain Jurisdictions. In such cases both CSC and CCSL shall be free to continue to pursue such relationships without violation of this Agreement. Such relationships are to have been cultivated separate and distinct from any activity relating to the Facility or any other CCSL, or its affiliates, business activities jointly engaged with CSC by CCSL. CSC shall use its best efforts to support the marketing programs of CCSL by fostering and providing Facility operations that are tailored to the needs and expressed desires of the Jurisdiction(s), to the extent the cost of said operations shall be provided for in the Base Per Diem Rate.

Section 3.14. Related Contractual and Conditions Requirements. It is contemplated by CCSL and CSC that CCSL will enter into contract(s) with Jurisdictions for the housing of the Jurisdiction's inmates in the Facility. In these contracts with the Jurisdictions, it is anticipated that there will be provisions that relate to the operations of the Facility and the treatment of the Jurisdiction's inmates while in the custody and control of CSC. These provisions from this anticipated contractual relationship will have application to this contractual relationship as they are agreed to "flow" from that contract with the Jurisdiction and be incorporated as applicable in this Agreement to CSC. Additionally, the Jurisdictions may impose "conditions" upon the operation of the Facility. These "conditions" will also be imposed upon CSC as "flow down" terms. Such "additional flow down" terms and conditions shall be incorporated by amendment to this Agreement. Any conflict with any Jurisdictions' (including Colorado Department of Corrections) shall be resolved in favor of the Jurisdiction's requirements; especially as applicable to Section 3.6, Inmate Incarceration Services. Any resulting material changes from the terms and conditions of this Agreement shall be subject to mutual agreement of CCSL and CSC and a re-negotiation of fees pursuant to Section 6.7 hereof. Material changes will arise in all circumstances where there is a resulting monetary change to be made to the Base Per Diem Rate. Also, changes without monetary impact may be considered "material changes" requiring mutual agreement of CCSL and CSC.

Section 3.15. Copyright and Licensing. CSC has a duty to create, develop and implement policies and procedural manuals governing the housing and care of inmates, disciplinary procedures, handling of disturbances, personnel matters and other written documents which must produced for inspection in connection with the ACA accreditation process. CSC, prior to the Service Commencement Date, must furnish CCSL a copy of a licensing agreement for any of said materials which contains a copyright for unlimited future use at the Facility by CCSL or its subcontractors without payment of any royalty or fees.

Section 3.16 Inmate Information. CSC shall produce for inspection to CCSL all Inmate tracking information, records relating to Reimbursable Costs, and the housing of Inmates at the Facility. CSC, upon the request of CCSL, will furnish computer disk copies or equivalent modes of information transfer of such Inmate information.

                                  ARTICLE IV

                                Duties of CCSL

Section 4.1. Duty to Furnish Facility. CCSL will cause the Facility to be constructed as provided in Section 7.1 hereof. CCSL, or one of its affiliated entities, will enter into agreements and contracts for the furnishing of gas, electricity, water and sanitary sewer services. CSC pays all utility cost for the operation of the Facility from the date of the Service Commencement Date. CCSL estimates the Facility will be totally completed by January 1, 1999, but occupancy may commence prior to said date.

Section 4.2. Duty to Perform Accounting Functions. CCSL will, or it will cause one of its affiliated entities, invoice each Jurisdiction on timely basis for Inmate per diem and Reimbursable Expenses based on information provided by CSC. It will cause the receipts of all invoices to be maintained in a bank account separate and apart from the other monies of CCSL and each invoice accounted for and matched with the corresponding receipts and split between the amounts owed CSC and CCSL.

Section 4.3. Duty to Cooperate and Assist. CCSL agrees to cooperate with CSC in the performance of CSC's duties and responsibilities under this Agreement, to act in good faith, and to do all reasonable things necessary to aid and effect CSC's performance as an independent contractor under the terms of this Agreement

Section 4.4. Marketing Bedspace. CCSL shall be primarily responsible to market bedspace for the Facility and to make all contacts, meetings, proposals, and negotiations with the Jurisdictions and the Colorado DOC and the personnel associated with the contracting for bedspace within the Facility as applicable.

                                   ARTICLE V

                        Facility Maintenance and Expenses

Section 5.1. CCSL's Warranty Responsibilities. Canam Construction, L.L.C.
has constructed the Facility pursuant to a construction contract. Said construction contract provides that nonconforming work will be corrected for a period of twelve (12) months subsequent to the date of substantial completion of each individual building (the "Warranty Period"). CCSL shall be responsible for enforcing the terms of said construction contract with regard to the repair of nonconforming work during the Warranty Period.

Section 5.2. CCSL's Continuing Responsibilities. Subsequent to the Warranty Period and for the balance of the term hereof, CCSL shall be responsible for the maintenance, repair and replacement of only the following components of the
Facility:

     (a) Repair and replacement of roofing membrane or roof panels for all buildings.

     (b) Repair and replacement of all structural components of all buildings, including walls, floor slabs, foundations, roof decking, and columns.

     (c) Repair and replacement of concrete and asphalt flatworm parking lots, sidewalks, driveways and roads.

Section 5.3. CSC's Maintenance Responsibilities. CSC has the responsibility to prevent waste of the Facility and the assets therein, normal wear and tear excepted. CSC will do all things necessary in order to maintain compliance with safety codes, laws or regulations. CSC shall be responsible for the conservation, maintenance, repair and replacement of all improvements which constitute the Facility, except for those specific components of the Facility to be maintained by CCSL during the Warranty Period, and continuing thereafter as identified items during the Warranty Period and for latent defects that could not be reasonably detected during the Warranty Period as defects due to design or installation, those specifically referred to in Section 5.2. hereof. Subject to CCSL's obligations described in Section 5.1 hereof, CSC's maintenance, repair and replacement obligations include, but are not limited to, the following:

     (a) Maintain, repair, and/or replace as needed all mechanical equipment, heating and cooling systems, pipes, sewer lines, water lines, pumps, electrical systems and wires, lights, hot water tanks, kitchen equipment, refrigerators, freezers, ovens, plumbing, emergency generators, security devices, alarms, surveillance cameras, monitors, control panels and locks, lights and all fixtures and equipment installed in the Facility; and

     (b) Maintain, repair and/or replace as needed the walls, ceilings, doors, floor coverings, landscaping, recreational areas, furniture, bedding, shower stalls, restroom toilets, fencing, on-site sewer equipment, automatic lifts; and

     (c) Maintain, repair and/or replace all of the telephone systems used at the Facility; and

     (d) Maintain, repair and/or replace all equipment, machinery and other property described in Article VII hereof.; CSC will establish and continuously perform a "preventive maintenance program" for the Facility subject to periodic inspection of the Facility and the program by CCSL or its affiliate.

Section 5.4. Insurance Deductible Amounts. In the event any part of the Facility is damaged by a hazard covered by an insurance policy, as between CCSL and CSC, the party required to maintain, repair or replace such damaged part of the Facility shall pay any applicable deductible amount.

Section 5.5. Duty to Maintain. The responsibilities of CSC and CCSL under this Article shall be immediately activated when components for which the respective parties are responsible no longer serve the purpose for which they were designed and installed, when the safety or security of CSC staff, Inmates or the public is at risk due to failure of the component, or when a delay in the repair or replacement of the component could lead to damage of other components of the Facility. CSC and CCSL agree to coordinate the performance of all repairs and replacements so as to minimize disturbance of Facility operations.

Section 5.6. CCSL's Expenses. CCSL shall pay the expenses of the Facility until the Service Commencement Date, excluding the expenses CSC has specially agreed to provide and/or pay for in this Agreement. CCSL specifically recognizes its obligations to pay real estate taxes as required for the Facility.

Section 5.7. CSC's Expenses. CSC shall pay all expenses of operating the Facility after the Service Commencement Date (see, Section 5.6 above, for expenses CSC shall pay prior to the Service Commencement Date). The expenses of CSC include, but are not limited to, the following:

     (a) The expenses providing all the requirements and obligations contained in Article III hereof;

     (b) Electricity, gas, water, sewer, and all other utility costs and expenses necessary for the Facility after the Service Commencement Date;

     (c) All expenses required to maintain, repair and/or replace the assets referred in ATTACHMENTS 3 and 4 hereto;

     (d) All costs and damages related to any escape, riot or disturbance;

     (e) The payment of deductible amounts or coinsurance amounts for insurance purposes; and

     (f) All indemnification costs and expenses of CSC arising under
Section 3.4 hereof.

                                  ARTICLE VI

                             Compensation to CSC

Section 6.1. Base Management Fee. CCSL shall pay CSC as a base management fee for its performance under this Agreement an amount equal to the Base Per Diem Rate multiplied by the number of Inmate Days. In the event an Inmate Contract provides for raises in the per diem amount paid by the Jurisdiction based upon some cost or consumer price index, CSC shall be entitled to receive all of CSC's actual and established increased costs, any amount receive above CSC's actual increased costs shall be split equally between CSC and CCSL for the amount of such increase in the form of a raise in the Base Per Diem Rate.

     Any increases in fees for the Colorado Inmates received specifically for programming as requested by the Colorado DOC shall be paid to CSC.

     In addition, CCSL and CSC shall equally split (50-50) the amount of per diems, from jurisdictions other than Colorado, which exceeds the per diem paid by Colorado to CCSL for the Facility (applies to amounts above $48.34 the Colorado per diem).

Section 6.2. Start-Up Expenses and Phase In Operating Losses. CCSL shall pay CSC for monies its expends relating to Start-Up Expenses and Phase In Operating Losses under the following circumstances:

     (a) In the event CSC terminates this Agreement for its convenience during the Initial Term, or this Agreement terminates by reason of the provisions of Section 6.7 hereof, CCSL shall have the option to purchase the property described in ATTACHMENT 4 hereto for Book Value of such items at the date of the termination. In such event, CSC shall assign the property described in ATTACHMENT 4 to CCSL, clear title, free of all liens and encumbrances.

     (b) In the event CCSL terminates this Agreement by reason of the default of CSC during the Initial Term, CCSL shall have the option to purchase the property described in ATTACHMENT 4 hereto for an amount equal to the one-half (1/2) of Book Value at the date of the termination. In such event, CSC shall assign the property described in ATTACHMENT 4 to CCSL, clear title, free of all liens and encumbrances.

     (c) In the event CCSL terminates this Agreement for its convenience during the Initial Term of this Agreement, CCSL shall pay CSC a lump sum payment in an amount equal to the Book Value of the Start-Up Expenses of the Facility including Phase In Operating Losses at the date of the termination. In such event, CSC shall assign the property described in ATTACHMENT 4 to CCSL, clear title, free of all liens and encumbrances.

Section 6.3. Payment for Reimbursable Expenses. CSC shall receive from CCSL additional amounts for Reimbursable Expenses received by CCSL under any Inmate Contract.

Section 6.4. Submission of Invoices by CCSL and CSC. No later than the 5th Business Day of each month, CSC shall have submitted an invoice to CCSL detailing the Inmate Days to be charged to each Jurisdiction and any claims of CSC for Reimbursable Expenses. The submission shall be in a form reasonably satisfactory to CCSL and the Jurisdiction. Within two (2) Business Days of receipt of CSC's invoice, CCSL shall deliver, or cause such delivery, an invoice to the Jurisdiction for amounts for Inmate per diem charges and Reimbursable Expenses. CCSL shall pay CSC's invoices by wire transfer within five (5) Business Days of receipt of payment from a Jurisdiction if the payment is made by check and within (2) Business Days if payment is made by the Jurisdiction by wire transfer. If the invoice is less than $10,000.00, payment will be mailed by CCSL to CSC within five (5) Business Days of the receipt of the payment (of immediately available funds) from the Jurisdiction.

Section 6.5. Limited Obligations of CCSL. The obligations of CCSL to pay CSC the Base Per Diem Rate or any other management fees described in Section 6.1, the amounts due for reimbursement of Unamortized Costs Payments described in
Section 6.2 [excluding the lump sum payments described in subparagraphs (a),
(b) and (c) of Section 6.2] and the amounts due for Reimbursable Expenses described in Section 6.3, are the special limited obligations of CCSL payable solely from monies CCSL has received from the Jurisdiction as payment related to the housing and care of its inmates at the Facility. If, for any reason, a Jurisdiction fails to make a payment to or on account of CCSL, for any reason, whether by reason of a default, failure to obtain appropriations by the applicable legislative branch of the Jurisdiction's state government, reallocation by the executive branch for payment of other obligations of such state or otherwise, CCSL shall to the extent of such nonpayment, have no corresponding obligation to CSC, until or unless such payment is made to or on account of CCSL by such Jurisdiction. The amounts due by CCSL to CSC for lump sum payments for payments described in subparagraphs (a), (b) and (c) of Section 6.2 are the general obligations of CCSL.

Section 6.6 Disputed Amounts. In the event a Jurisdiction fails to pay or contests any charges, both CCSL and CSC agree to cooperate in attempting to collect the amounts due as invoiced.

Section 6.7. Re-negotiation of Management Fees. CSC and CCSL will re-negotiate the fees payable pursuant to Sections 6.1 and the expenses reimbursed to CSC under the following circumstances:

     (a) The Inmate Contract negotiated with the Colorado DOC is amended or altered in such a manner as to have a material impact on its payments; or

     (b) A material alteration of the Facility is needed to carry out its intended purpose; or

     (c) New and additional fixtures or equipment, other than the property described in ATTACHMENTS 3 and 4, are necessary for the Facility to carry out its intended purpose.

     If the parties are unable to reach an agreement, either party may terminate this Agreement.

Section 6.8. Inventory and Working Capital Payments. In the event this Agreement is terminated for any reason, CCSL shall have the option to purchase the Inventory on hand at the Facility at CSC's cost. In the event of termination, the amounts CSC shall have incurred for working capital shall be recouped in the ordinary course of business by collecting those amounts due under Sections 6.1 and 6.2 hereof which accrued prior to the date of termination.

                                  ARTICLE VII

                  Inventory, Furnishings Fixtures and Equipment

Section 7.1. CCSL Assets. Ownership of all permanent, fixed assets of the Facility, including, but not limited to, those scheduled on ATTACHMENT 3, shall remain the property of CCSL or its assigns and shall not be removed from the Facility without the written approval of CCSL. CSC shall have the use of all Facility assets during the term hereof.

Section 7.2. CSC Assets. At its own expense, CSC shall acquire and provide the furnishings, fixtures and equipment scheduled on ATTACHMENT 4 hereto, in addition to such unscheduled inventory, supplies and all other expendable property to be utilized in CSC's performance under this Agreement. CSC's cost of the acquisitions scheduled in Attachment 4 shall be amortized during the Initial Term, at the end of which period all scheduled assets, including replacements no matter the age, still serviceable and in use, shall become the property of CCSL. At that time CSC will execute and deliver to CCSL all necessary documentation to effect the proper transfer of those assets. During the term hereof, CSC may acquire and install additional unscheduled machinery or equipment in the Facility. All such assets owned and utilized by CSC in the operation of the Facility not scheduled in Attachment 4 shall remain the property of CSC. CSC is responsible to accurately record and maintain the Attachment 4 schedule. In all cases, CSC shall service, maintain, repair, replace, upgrade and add improvements to all equipment, machinery and other property so as to keep the same in good working condition, appearance and repair in conformance with all applicable laws, rules and regulations as well as manufacturers' or vendors' maintenance manuals and warranty requirements, normal wear and tear excepted.

Section 7.3. Return of Equipment. At the conclusion of this Agreement, CSC shall ensure that all CCSL property and equipment at the Facility, including replacements, remains at the Facility in the condition in which they were received, normal wear and tear excepted.



                                   ARTICLE VIII

                         Termination and Events of Default

Section 8.1. Events of Default. Each of the following shall be an Event of Default and cause for either party to this Agreement to terminate this
Agreement:

     (a) failure by either party to keep, observe, perform, meet, or comply with any covenant, agreement, terms, or provision of this Agreement and such failure continues for a period beyond the curative period provided within this Article VIII after written notice thereof; or

     (b) failure by either party to make any payment required in this Agreement which is not in dispute, within thirty (30) days from the date it is due; or

     (c) failure by CSC to meet or comply with any final and nonappealable court order, mandatory ACA Standard, or Federal or State requirement of law, or failure to maintain ACA accreditation when such failure continues for a period beyond the curative period provided within this Article VIII after written notice thereof, unless such failure is the result of some action or inaction of CCSL; or

     (d) CSC in breach of its obligations hereunder (i) admits in writing its inability to pay its debts; (ii) makes a general assignment for the benefit of creditors; (iii) suffers a decree or order appointing a receiver or trustee for it or substantially all of its property to be entered and, if entered, without its consent, not to be stayed or discharged within the curative period provided within this Article VIII;
(iv) suffers proceedings under any law relating to bankruptcy, insolvency, or the reorganization or relief of debtors to be instituted by or against it and, if contested by it, not to be dismissed or stayed within the curative period provided within this Article VIII; or (v) suffers any judgment, writ, or Attachment or execution, or any similar process to be issued or levied against a substantial part of its property which is not released, stayed, bonded, or vacated within the curative period provided within this Article VIII after issue or levy; or

     (e) the discovery by either party that any material statement, representation, or warranty in this Agreement is false, misleading, or erroneous in any material aspect.

Section 8 2. Curative Period. If any default of this Agreement by either party remains uncured for a period of thirty (30) days after written notice thereof such breach issued by the "non-offending" party shall be an Event of Default; provided, however, if within thirty (30) days after such notice a substantial effort in good faith has been made to cure said breach by the offending party, said breach shall not be an Event of Default, more particularly if the offense is cured within a reasonable time thereafter. The Section 8.2 shall not apply to situations where no cure period, or a cure period of less than thirty (30) is provided for in an Inmate Contract, the Intergovernmental Agreement or the Lease, for a action or inaction which results in a default.

Section 8.3. Transition. In the event this Agreement terminates by its terms or upon an Event of Default by CSC, CSC agrees not to interfere and to cooperate with CCSL, or its assigns, in obtaining another operator/manager of the Facility or assuming the operation by CCSL to perform the services provided for in this Agreement. CSC shall remain the manager and operator of the Facility in accordance with the terms hereof until CCSL actually identifies and starts the services of a manager and operator in place of CSC. Such transition period shall not exceed 120 days, unless mutually agreed upon by CCSL and CSC. During this transition period, CSC shall operate and manage the Facility in good faith and with no less care and effort than it used in originally performing its duties hereunder with respect to the Facility and is customary for it in providing services to other similar facilities owned or operated by it. All compensation hereunder shall be prorated for the period of such transition.


                                  ARTICLE IX

                                  Assignment

Section 9.1. Restriction on Assignments. CSC agrees to not assign, pledge, encumber or otherwise transfer its rights or delegate its duties under this Agreement without the written consent of CCSL, which consent will not be unreasonably withheld; provided, that CSC may delegate its duties to contractors or temporary employees to the extent permitted under the express terms of this Agreement.

Section 9.2. CCSL Assignments. CCSL may assign, transfer, encumber any of its rights or delegate any of its duties without notice to or consent of CSC. Specifically, but without limitation on the foregoing, CCSL may, without notice to or consent of CSC, assign all of its rights (but none of its obligations) hereunder to the Agent as collateral security for CCSL's (and its affiliates') Obligations under the Note Purchase Agreement and the Other Agreements (and therein defined). CCSL further reserves that any form of due diligence into the operations of the Facility will be subject to CCSL's agreement to allow such investigation of the Facility and its operations to occur. In the event that CSC determines that it is in its best interest to merge, otherwise sell, all or a substantial part of its assets, or participate in any activity that results in a change of control of CSC either voluntarily (or involuntarily in a hostile takeover environment), then CCSL shall have the right to terminate this Agreement for its convenience and to otherwise operate the Facility with the cooperation of CSC allowing its Facility staff to be re-employed without penalty with CCSL in such circumstances at CCSL's election. This Agreement may be utilized by CSC as an asset to be pledged or otherwise as collateral in support of its financing facilities.

                                    ARTICLE X

                                  Miscellaneous

Section 10. 1. Headings. The headings contained herein are for convenience only and are not intended to define or limit the scope of intent of any provision of this Agreement.

Section 10.2. Governing Law. The validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto shall be governed by the laws of the State of Colorado. The forum for resolution of any dispute or issue for litigation shall be the state or federal court located in Oklahoma City, Oklahoma.

Section 10.3. Notices. Any notice required or permitted herein to be given shall be given in writing and sha11 be delivered by United States mail, first class postage prepaid return receipt requested with a facsimile of the notice provided as a courtesy on the day of posting, to the respective President of CSC and the President of CCSL.

Section 10.4. Successors. This Agreement shall be binding upon and inure to the benefit of the respective parties and their permitted assigns and successors in interest, except as restricted by Sections 9.1. and 9.2. hereof

Section 10.5. Attorney's Fees. If it shall become necessary for either party hereto to engage attorneys to institute legal action for the purpose of enforcing its rights hereunder, the party prevailing in such litigation shall be entitled to receive all costs, expenses and fees, including reasonable attorney's fees, incurred by it, including costs of any appeals from the losing party.

Section 10.6. Severability. should any term or provision hereof be deemed invalid, void or unenforceable either in its entirety or in a particular application, the remainder of this Agreement shall nonetheless remain in full force and effect and, if the subject term or provision is deemed to be invalid, void or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications. It however, a court of competent jurisdiction should render a final judgment that the authority granted to CSC from CCSL exceeds the bounds of permissible delegation under applicable law, the parties agree that this Agreement shall be deemed amended, modified and reformed to the extent necessary to reduce the scope of authority so delegated and to limit that authority to that permissible under applicable law as evidenced by written legal opinion of special counsel to CCSL, and approved by CSC.

     The parties agree that in no event shall any determination that the discretion and authority granted to CSC hereunder exceeds permissible bounds results in this Agreement being declared or adjudged invalid, void, or unenforceable in its entirety; rather, the parties request that a court examining such issue employ great latitude in reforming the Agreement so as to make the Agreement as reformed, valid and enforceable.

Section 10.7. Third Party Rights. The provisions of this Agreement are for the sole benefit of the parties hereto and will not be construed as conferring any rights on any other person except as provided in Section 10.4.

Section 10.8. Waivers. No waiver of any breach of any of the terms or condition of this Agreement shall be held to be a waiver of any other or subsequent breach; nor shall any waiver be valid or binding unless the same shall be in writing and signed by the party alleged to have granted the waiver.

Section 10.9. Counterparts. This Agreement may be executed in multiple counterparts each of which shall constitute but one Agreement.

Section 10.10. Amendment. This Agreement may be amended with the written consent of CCSL and CSC.

Section 10.11. Entire Agreement. This Agreement including Attachments named herein, is the entire Agreement between the parties. Any additional amendment hereto must be in writing and signed by both parties hereto to become into full force and effect.

NOTWITHSTANDING THE PROVISIONS OF THE ABOVE AND FOREGOING TERMS AND CONDITIONS OF THIS AGREEMENT TO THE CONTRARY, THIS AGREEMENT SHALL EXPIRE DECEMBER 1, 1998, AND ALL CONTINUING CCSL AND CSC OBLIGATIONS SHALL CEASE AT THIS TIME.


CCSL:                      CROWLEY CORRECTIONAL SERVICES L.L.C.


                           By:  /s/ JOHN R. THOMPSON
                           Title:   EXECUTIVE VICE PRESIDENT


CSC:                       CORRECTIONAL SERVICES CORPORATION

                           By:  JAMES F. SLATTERY
                           Title:  PRESIDENT




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